Exhibit 10.1

Execution Version

LOAN AGREEMENT

Dated as of April 29, 2026

between

NEXPOINT REAL ESTATE FINANCE, INC.,
as Borrower,

and

MIZUHO CAPITAL MARKETS LLC,
as Lender

TABLE OF CONTENTS

i

EXHIBITS

EXHIBIT A*         Form of Note

EXHIBIT B          [Reserved]

EXHIBIT C*         Form of Notice of Borrowing

EXHIBIT D*         Form of Security Agreement

* Intentionally omitted.

SCHEDULES

Schedule 4.15         Place of Business

Schedule 8.02         Lending Office; Address for Notices

Schedule 8.07         Disqualified Institutions

v

LOAN AGREEMENT

This LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 29, 2026 (the “Effective Date”) by and between NEXPOINT REAL ESTATE FINANCE, INC., a Maryland corporation (“Borrower”), and MIZUHO CAPITAL MARKETS LLC (“Lender”).

RECITALS

WHEREAS, Borrower has requested that the Lender make a senior secured term loan facility available to Borrower;

WHEREAS, Borrower intends to use the proceeds of such loan to repay in full the indebtedness evidenced by the Borrower’s 5.75% Senior Notes due 2026 issued pursuant to that certain Indenture dated as of April 13, 2021, as supplemented by the First Supplemental Indenture dated as of April 20, 2021, between the Borrower and UMB Bank, National Association, as trustee, with stated maturity of May 1, 2026 (collectively, as amended, restated, supplemented, assigned or otherwise modified prior to the date hereof, the “May 2026 Notes”); and

WHEREAS, the Lender is willing to make such loans upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS.

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2025 OP Notes” means the 7.875% Senior Unsecured Notes due 2026 issued by NexPoint Real Estate Finance Operating Partnership, L.P. pursuant to that certain Note Purchase Agreement, dated as of October 10, 2025, by and among NexPoint Real Estate Finance Operating Partnership, L.P., Borrower, NexPoint Real Estate Advisors VII, L.P. and the purchasers party thereto, together with Borrower’s guarantee thereof, as amended, restated, amended and restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time.

“Acquisition” means the acquisition by Borrower or any Subsidiary of or from any Person (whether pursuant to an acquisition of Equity Interests of such Person or of all or substantially all of the assets of such Person or of a distinct business unit of such Person or otherwise) of a business.

“Act” has the meaning specified in Section 8.18.

“Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person. For purposes of this definition (a) “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of Voting Interests or other ownership interests, by contract, or otherwise, and (b) the term “Affiliate” includes each of the following as “Affiliates” of the others: (i) each Guarantor, (ii) Borrower, (iii) any partner, shareholder or member of Borrower, and (iv) any officer, director or manager of Borrower.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other relevant anti-bribery or anti-corruption laws, regulations or ordinances.

“Anti-Money Laundering Laws” means the laws, regulations and ordinances that relate to money laundering or terrorism financing, any predicate crime to money laundering, and any financial record keeping and reporting requirements related thereto, including but not limited to the Patriot Act and the Bank Secrecy Act, as amended.

“Applicable Margin” means 4.00% per annum.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (i) the two year anniversary of the Closing Date and (ii) the date the transaction evidenced by the TRS Confirmation is terminated in full in accordance with its terms.

“Available Tenor” means, as of any date and with respect to the then-current Benchmark, any tenor for such Benchmark that is or may be used for determining the length of an interest period under this Agreement as of such date and not including any tenor then-removed pursuant to Section 2.06(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating per annum rate equal to the highest of (i) the Overnight Bank Funding Rate plus 0.50%, (ii) the Prime Rate, and (iii) Daily Simple SOFR plus 1.00%; provided that if the Base Rate so determined would be less than 0%, the Base Rate shall be deemed 0%.

“Base Rate Loan” means the Loan, at any time it bears interest at the Base Rate pursuant to Section 2.06.

“Benchmark” means, initially, SOFR and Daily Compounded SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then Benchmark means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.06(e).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative that can be determined by Lender for the applicable Benchmark Replacement Date: (1) Daily Simple SOFR; (2) the sum of (A) the alternate benchmark rate selected by Lender and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment (which may be positive, negative or zero), or method for calculating or determining such spread adjustment, selected by Lender and the Borrower, giving due consideration to (A) any selection or recommendation by the Relevant Governmental Body or (B) any evolving or then prevailing market convention for U.S. dollar-denominated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Lender, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder.

“Beneficial Ownership Certification” means a certification in form and substance reasonably satisfactory to Lender regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” is defined in Section 8.21(b).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means any disbursement of any portion of the Term Loan funded by Lender to the Borrower on a date pursuant to a Notice of Borrowing in accordance with Section 2.02; and “Borrow” and “Borrowed” have correlative meanings.

“Borrowing Date” means the date on which a Borrowing is made pursuant to Section 2.02, which shall be an Interest Payment Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases (but, for avoidance of doubt, not operating leases) on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the notes or issued thereafter.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within 120 days from the date of acquisition thereof, (b) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the Laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that, the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“CFC” has the meaning specified in the definition of Foreign Subsidiary.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (1) the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, other than a Permitted Holder, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of Capital Stock entitling that Person to exercise more than fifty percent (50%) of the total voting power of all the Capital Stock entitled to vote generally in the election of the Borrower’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) or otherwise obtains Control of the Borrower; and (2) following the closing of any transaction referred to in clause (1), neither the Borrower nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 8.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, each of the other security agreements, pledge agreements or other similar agreements delivered to Lender pursuant to the Loan Documents, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of Lender.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Commitment” means the obligation of the Lender to make Borrowings to the Borrower during the Availability Period in an aggregate principal amount not to exceed the Term Loan Amount.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conforming Changes” means, with respect to Daily Compounded SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Base Rate, Business Day, Interest Period, timing and frequency of rate determinations and payments, timing of notices, lookback periods, applicability of breakage provisions, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of Daily Compounded SOFR or such Benchmark Replacement and to permit administration of this Agreement in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice exists, in such other manner of administration as Lender decides is reasonably necessary).

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

1)         Consolidated Net Income; and

2)         to the extent Consolidated Net Income has been reduced thereby:

a)         all income taxes of such Person and its subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Borrower’s assets);

b)         Consolidated Interest Expense;

c)         depreciation, depletion and amortization; and

d)         any “mark to market” gains or losses recognized in accordance with GAAP.

all as determined on a consolidated basis for such Person and its subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters, or the “Four Quarter Period,” ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available, or the “Transaction Date,” to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

1)         the incurrence or repayment of any Debt of such Person or any of its subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Debt (and the application of the proceeds thereof), other than the incurrence or repayment of Debt in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

2)         any asset sales or other dispositions or any asset originations, asset purchases, Investments (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of such Person or one of its subsidiaries (including any Person who becomes a subsidiary as a result of the acquisition) incurring, assuming or otherwise being liable for acquired Debt and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase or Investment (including the incurrence, assumption or liability for any such acquired Debt) occurred on the first day of the Four Quarter Period. If such Person or any of its subsidiaries directly or indirectly guarantees Debt of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Debt as if such Person or any subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, Consolidated Interest Expense of such Person for such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

1)         the aggregate of the interest expense of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under interest swap obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

2)         to the extent not already included in clause (1), the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

1)          after-tax gains and losses from asset sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

2)         after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Borrower’s assets;

3)         the net income (but not loss) of any subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by a contract, operation of law or otherwise;

4)         the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

a.         to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Consolidated Subsidiary of the referent Person (other than a subsidiary described in clause (3) above), by such other Person; or

b.         that the referent Person’s share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

5)         any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature;

6)         income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of ASC 205-20); and

7)         in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Subsidiary” means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Entity” is defined in Section 8.21(b).

“Covered Party” is defined in Section 8.21(a).

“Daily Compounded SOFR” means “USD-SOFR” as defined in the 2006 ISDA Derivatives Definitions (the “2006 ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc., as amended, supplemented or modified from time to time, provided, that for purposes of such definition, each reference to “Calculation Period” shall be deemed to be a reference to “Interest Period” and each reference to “Reset Date” shall be deemed to be a reference to the last day of each Interest Period, and such rate shall be calculated on the basis of “Compounding with Lockout” (as defined in the 2006 ISDA Definitions) with a “Lockout” (as defined in the 2006 ISDA Definitions) of five New York Business Days; provided that, for the avoidance of doubt, the rate for any day in an Interest Period, including each day in the Lockout Period (as defined in the 2006 ISDA Definitions), as applicable, shall be determined in accordance with the method set forth in “Compounding with Lockout” in Section 6.9 of the 2006 ISDA Definitions as if such day were a “Reset Date”; subject to the limitation that Daily Compounded SOFR shall not be less than the SOFR Floor.

“Daily Simple SOFR” means, for any day, SOFR for the day that is two (2) Business Days prior to such day (or, if such day is not a Business Day, the Business Day immediately preceding such day), as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator) on its website (or any successor source identified by such administrator); provided that if Daily Simple SOFR as determined above would be less than the SOFR Floor, Daily Simple SOFR shall be deemed to be the SOFR Floor.

“Debt” means (without duplication), for any Person, (a) all obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities, (b) liabilities to the extent secured (or for which and to the extent the holder of the Debt has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) capital leases and other obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, (d) all obligations for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), (e) all guaranties, endorsements, letters of credit, and other contingent liabilities with respect to Debt or obligations of others, to the extent that such would be classified as a liability on the balance sheet under GAAP and (f) the net obligation of such Person under any hedge agreement. For purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, fraudulent conveyance, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Right” is defined in Section 8.21(b).

“Designated Account” means the account identified for disbursements on Schedule 8.02 or, if specified in a Notice of Borrowing, the account so identified in such notice.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, lease, transfer, conveyance, assignment, license, or other disposition (including any sale and leaseback transaction) of any asset by any Person, including any sale, assignment, transfer, conveyance, or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means those Persons listed on Schedule 8.07, as updated from time to time in accordance with Section 8.07 with the Lender’s prior written consent, and any Affiliate of any such Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the Laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in the introductory paragraph hereto.

“Eligible Investment” means each investment asset (including Pledged Equity Interests and Pledged Debt Interests) that is identified on Schedule 1 of the Security Agreement as of the Closing Date, as such schedule may be updated from time to time with Lender’s prior written consent.

“Eligible Investment Reporting Package” means, with respect to an Eligible Investment, to the extent provided or produced for such Eligible Investment and permitted to be disclosed to Lender under the applicable investment documents and any applicable confidentiality obligations, each of: (a) the related asset management tear sheet, (b) any sponsor reports provided to the applicable pledgor, (c) financial statements of the issuer or borrower under such Eligible Investment and (d) any third-party valuation of such Eligible Investment (to the extent it is carried at fair value on the financial statements of the Borrower).

“Employee Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Entitlement Orders” means “Entitlement Orders” as defined in the UCC.

“Environmental Law” means any Law that relates to the pollution or protection of the environment, the release of any materials into the environment, including those related to Hazardous Substances, air emissions and discharges to waste or public systems, or to health and safety.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations, or other equivalents, including membership interests (however designated, whether voting or nonvoting), or equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, in each case, whether outstanding on the date hereof or issued after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), branch profits and franchise Taxes, in each case, (i) imposed by the United States of America (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the laws of which the Recipient is organized or conducts business (other than business arising from or relating to any transaction under any Loan Document) or in which its principal office, or its lending office, is located, or (ii) that are Other Connection Taxes; (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan (other than an assignment request by the Borrower, including pursuant to Section 2.15(e)) or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to Lender’s assignor before Lender became a party hereto or to Lender before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the foregoing.

“FDIC” means the Federal Deposit Insurance Corporation.

“Floor” means the benchmark rate floor, if any, provided for Daily Compounded SOFR in this Agreement or, if no floor is specified, zero.

“Foreign Subsidiary” means any Subsidiary that (a) is not a Domestic Subsidiary, (b) is a Domestic Subsidiary substantially all the assets of which are equity or debt of one or more controlled foreign corporations as defined for purposes of Section 957 of the Code (“CFC”), or (c) is a Domestic Subsidiary held by a CFC.

“Funded Debt” means, when determined, all capital leases and other obligations of the Loan Parties that have been (or under GAAP should be) capitalized for financial reporting purposes and all obligations for borrowed money of the Loan Parties (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise).

“GAAP” means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government having authority over the Loan Parties or the Collateral.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Person executing a Guaranty of the Obligations in favor of Lender.

“Guaranty” means a guaranty agreement in Proper Form.

“Hazardous Substance” means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 8.05(a).

“Intercompany Transfer” means any dividend, distribution, capital contribution, intercompany loan or other transfer of cash among or between the Borrower, any other Loan Party, any operating partnership and any Subsidiary.

“Interest Payment Date” means the last day of each Interest Period and the Maturity Date, and, with respect to any principal prepaid pursuant to Section 2.04, the date of such prepayment.

“Interest Period” means monthly period commencing on the second (2nd) calendar day of each calendar month of each calendar year and continuing to and including the first (1st) calendar day of the following respective calendar month (without adjustment in either case for Business Day payment conventions); provided, however, the initial Interest Period shall be the period commencing on the Closing Date and continuing to and including the first (1st) calendar day of June 2026.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Master Agreement” means the 2002 ISDA Master Agreement, together with the Schedule and Credit Support Annex thereto, dated as of the Closing Date, by and between the Borrower and the Lender.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means Lender’s address, and, as appropriate, account, as set forth on Schedule 8.02 (or as otherwise notified by Lender in writing), or such other address or account as Lender may from time to time notify Borrower.

“Lien” means any lien (statutory or other), mortgage, security interest, financing statement, collateral assignment, pledge, assignment, charge, hypothecation, deposit arrangement, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

“Litigation” means any action by or before any Governmental Authority, arbitrator, or arbitration panel.

“Loan” means the Term Loan made by Lender to the Borrower pursuant to Article II.

“Loan Documents” means this Agreement, any Note, the Collateral Documents, and any other agreement, document, and instrument in favor of Lender delivered in connection with, pursuant to, or under, this Agreement.

“Loan Parties” means, collectively, the Borrower and any Pledgor from time to time party to the Security Agreement.

“Margin Debt” means Debt arising under a total return swap transaction, repo transaction, margin loan or other transaction that is subject to mark-to-market margining (irrespective of whether such transaction is full or non-recourse to the Borrower or any of its direct or indirect Subsidiaries).

“Material Adverse Effect” means any circumstance or event that, individually or collectively with other circumstances or events, would reasonably be expected to result in (a) impairment of the ability of the Loan Parties, taken as a whole, to perform any of their respective payment or other material obligations under any Loan Document, (b) impairment of the ability of Lender to enforce any Loan Party’s material obligations, or Lender’s material rights, under any Loan Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, and (d) a material and adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Loan Parties taken as a whole.

“Material Modification” means an amendment, waiver, supplement or modification of an Eligible Investment that (a) reduces or forgives any or all of the principal amount of such Eligible Investment, (b) extends the maturity date or date on which such Eligible Investment is expected to be redeemed or repaid in full, (c) permits any interest due in cash or other regularly scheduled cash payments on such Eligible Investment to be deferred or capitalized or reduces the amount of interest or other regularly scheduled cash payments on such Eligible Investment, (d) releases any material guaranty or any material portion of collateral with respect to such Eligible Investment, other than any such release made in accordance with the terms of such Eligible Investment in connection with a corresponding repayment or prepayment of such Eligible Investment or (e) contractually or structurally subordinates (in right of payment, with respect to liquidation preferences or otherwise) such Eligible Investment.

“Maturity Date” means the earlier of (a) the Stated Maturity Date, and (b) the date on which Lender declares all amounts under the Loan to be immediately due and payable pursuant to Section 7.02.

“Maximum Rate” has the meaning specified in Section 8.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt to Equity Ratio” means as of any date of determination, the ratio of (a) the sum of (x) the aggregate principal amount of senior Debt for borrowed money of the Borrower and its Consolidated Subsidiaries (including the Obligations) as of such date, plus (y) the aggregate principal amount of any Debt for borrowed money of Persons other than the Borrower and its Consolidated Subsidiaries, which Debt is subject to a guarantee as of such date by either of the Borrower or any of its Consolidated Subsidiaries, less (z) all cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries to (b) Stockholders’ Equity at the last day of the immediately preceding fiscal quarter. For the avoidance of doubt, the Debt relating to “Bonds payable held in variable interest entities” that are not obligations of the Borrower, but are included on the Borrower’s balance sheet as required by GAAP will not be included in this calculation.

“NexBank Facility” means that certain Loan Agreement, dated as of April 29, 2024, by and between NexPoint Real Estate Finance Operating Partnership, L.P., as borrower, and NexBank, as lender, together with Borrower’s guaranty thereof and the other loan documents executed in connection therewith, as amended, restated, amended and restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time.

“Note” means a promissory note, made by the Borrower in favor of Lender evidencing the Loan made by Lender, substantially in the form of Exhibit A.

“Notice of Borrowing” means a notice of a Borrowing pursuant to Section 2.02, substantially in the form of Exhibit C, appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Guarantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, limited partnership or designated activity company, the certificate of incorporation or the certificate or articles of formation or organization (as applicable) and operating agreement or constitution (as applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, as each may be amended, supplemented, restated or otherwise modified or added to from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Loan Document (other than any such Taxes that are imposed with respect to an assignment except for an assignment pursuant to a request by the Borrower, including pursuant to Section 2.15(e)).

“Outstanding Amount” means with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan, as the case may be, occurring on such date.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Holder” means NexPoint Real Estate Advisors VII, L.P. and its Affiliates.

“Permitted Liens” means (a) Liens securing the Obligation, (b) Liens which secure purchase money Debt and Capital Lease Obligations, (c) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided any reserve or other appropriate provision as is required by GAAP has been made therefor, (d) judgments and attachments not otherwise prohibited by Section 7.01(g) or disclosed in Borrower’s filings with the Securities and Exchange Commission, (e) Liens of a depository institution or broker-dealer arising solely by virtue of any contractual, statutory or common law provisions relating to broker’s Liens, banker’s Liens, rights of set-off or similar rights and remedies as to deposit or brokerage accounts or other funds maintained with such depository institution or broker-dealer, (f) good-faith pledges or deposits made in the ordinary course of business to secure (i) statutory obligations, (ii) occupational accident policies, or (iii) surety or appeal bonds, or indemnity, performance or other similar bonds, (g) Liens (other than for Taxes) imposed by operation of law; provided that, (i) such Liens relate to obligations not overdue or the validity or amount of such Lien is being contested in good faith by lawful proceedings diligently conducted, (ii) reserve or other provision required by GAAP has been made, and (iii) within sixty (60) days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible), and (h) any Liens approved in writing by Lender prior to or after the Closing Date.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.

“Pledged Debt Interests” has the meaning ascribed to such term in the Security Agreement.

“Pledged Equity Interests” has the meaning ascribed to such term in the Security Agreement.

“Pledgor” means Borrower and each Subsidiary of Borrower that is a party to the Security Agreement as a pledgor.

“Prime Rate” means the rate of interest per annum announced from time to time by Lender at its principal office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by Lender.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Proper Form” means in form and substance reasonably satisfactory to Lender and its legal counsel.

“QFC” is defined in Section 8.21(b).

“QFC Credit Support” is defined in Section 8.21.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as published by the Federal Reserve Bank of New York (or such other recognized source selected by Lender); if such rate is less than zero, it shall be deemed zero.

“Recipient” means Lender.

“Refinance” means, in respect of any security or Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Debt in exchange or replacement for, such security or Debt in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any committee officially endorsed or convened by either of them, or any successor.

“Representatives” means representatives, agents, officers, directors, employees, consultants, contractors, and attorneys.

“Responsible Officer” means, with respect to the Borrower and any Guarantor, the chief executive officer, president, executive vice president or a financial officer of such Borrower or Guarantor, and any additional authorized person who is hereafter designated in writing by the Borrower or a Guarantor to Lender. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or any Guarantor, as applicable, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or such Guarantor, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or such Guarantor, as applicable.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc., and any successor thereto.

“Sanction(s)” means any international economic or financial sanction administered or enforced from time to time by the United States Government (including without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Person” means any target of Sanctions, including any: (a) Person on any list of targets identified or designated pursuant to any Sanctions, (b) Person located, organized under the laws of, or resident in a Designated Jurisdiction, or (c) Person that is owned or controlled by any of the parties in clause (a) or (b) above.

“Security Agreement” means the security agreement in the form attached hereto as Exhibit D among the Pledgors (which shall include Subsidiaries of Borrower), as debtors, and Lender, as secured party, granting Lender a Lien on, and security interest in the Collateral as defined therein. For the avoidance of doubt, Borrower may be one of several Pledgors under the Security Agreement.

“SOFR” means, for any day, the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” means 2.00% per annum.

“Solvent” or “Solvency” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Eligible Investment” means the Eligible Investments identified on Schedule 1 to the Security Agreement as IQHQ Series E Pref Stock; IQHQ Credit Facility; Alewife; CMP – Vacaville; CMP - Holly Springs; Resmark – Gateway; Resmark – Brook; Mercado; Hialeah Small Bay; IQHQ Series D Pref Stock; IQHQ Warrants; NSP Common Stock; NSP Series G Pres Stock; and NSP Promissory Note.

“Stated Maturity Date” means May 1, 2029, subject to extension in accordance with Section 2.03.

“Stockholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of total stockholders’ equity or net assets, as applicable, for the Borrower and its Consolidated Subsidiaries at such date and the redeemable noncontrolling interests in NexPoint Real Estate Finance Operating Partnership, L.P.

“Subsidiary” of a Person means corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Voting Interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Borrower.

“Supported QFC” is defined in Section 8.21.

“Tax Distribution” means any cash distribution made by any Loan Party or Subsidiary that is treated for U.S. federal income tax purposes as a tax transparent entity or a CFC in an amount necessary for the payment of the federal, state and local income tax obligations on account of the attribution of each such Person’s income to its direct or indirect shareholders or members, as the case may be, by reason of such Person being a tax transparent entity or a CFC for federal income tax purposes, in each case determined at the highest individual marginal rate for such taxes. For the avoidance of doubt, Tax Distributions include distributions made to enable Borrower to satisfy the distribution requirements necessary to maintain its qualification as a real estate investment trust.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Amount” means $375,000,000.

“TRS Confirmation” means the Confirmation under the ISDA Master Agreement, dated as of the Closing Date, by and between the Borrower and the Lender.

“UCC” means the Uniform Commercial Code, as adopted in New York and as amended from time to time; provided that if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a Lien in any Collateral or the availability of any remedy under any Loan Document is governed by the Uniform Commercial Code (or other applicable Law) as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code (or other applicable Law) as in effect in such other jurisdiction for purposes of the provisions of the Loan Documents relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“United States” and “U.S.” mean the United States of America.

“U.S. Special Resolution Regimes” is defined in Section 8.21.

“Underlying Investment Repayment” means, with respect to any Eligible Investment, any repayment, prepayment, recovery, payment at maturity, mandatory or voluntary principal reduction, or other principal-like payment actually received by any Loan Party or applied for the benefit of any Loan Party on account of such Eligible Investment (including proceeds received in connection with the sale, assignment or other disposition of such Eligible Investment, including repurchases and redemptions of such Eligible Investment), but excluding (a) accrued interest, (b) ordinary-course interest payments, (c) equity distributions between Loan Parties, (d) Tax Distributions, (e) ordinary-course cash flows, including ordinary-course dividends and distributions, and (f) Intercompany Transfers; provided that, for the avoidance of doubt, dividends, distributions and other similar payments in respect of any Equity Interests constituting an Eligible Investment shall constitute Underlying Investment Repayments only to the extent constituting return of capital, redemption, repurchase or other principal-like proceeds in respect of such Eligible Investment; provided further that the amount of any Underlying Investment Repayment shall be calculated net of (i) reasonable and documented out-of-pocket costs and expenses actually incurred by the Loan Parties in connection with collecting or enforcing such Eligible Investment or realizing such proceeds (including, without limitation, servicer, agent, trustee, counsel and workout expenses), and (ii) any amounts required to be paid to third parties (x) that have priority by operation of law (but excluding any payments to Affiliates other than at cost and on an arm’s-length basis), (y) pursuant to the documents governing such Eligible Investment or (z) otherwise having priority to the interests of the Borrower or its Subsidiaries therein.

“Unused Commitment” means, at any time, the excess, if any, of the Term Loan Amount over the Outstanding Amount at such time.

“Voting Interests” of any Person means the capital stock (or other Equity Interest) of such Person having ordinary voting power for the election of directors (or other governing body).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03    Accounting Terms.

(a)

Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time. All financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in the same manner in which the Loan Parties have been preparing such financial data (including financial ratios and other financial calculations) since the date of their inception through the date hereof, including, without limitation, any income and expense data that has been, is and will continue to be prepared using GAAP accounting.

(b)

Changes in Accounting. If at any time any change in GAAP accounting would affect the computation of any financial ratio or requirement set forth in any Loan Document or the Loan Parties want to effect any change in the manner in which they prepare their financial data (including financial ratios and other financial calculations), the Loan Parties shall inform Lender of any such change prior to the Loan Parties submitting to Lender any other financial statements and other documents required under this Agreement, provided that, if such change affects the calculation of any financial ratio or calculation set forth in any Loan Document, Lender and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change. For the avoidance of doubt, Lender and the Loan Parties hereby acknowledge and agree that (A) until any change described in this Section is effected, financial ratios and calculations shall continue to be computed in accordance with the accounting standards prior to such change therein, and (B) the applicable Loan Parties shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

Section 1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest two decimal places.

Section 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Article II.
THE TERM LOAN

Section 2.01    Term Loan. Subject to (i) for any Borrowing on the Closing Date, the terms and conditions set forth in Section 3.01 and Section 3.02 and (ii) for any Borrowing on a date other than the Closing Date, the terms and conditions set forth in Section 3.02, Lender agrees to make a term loan (the “Term Loan”) to Borrower, which Term Loan may be funded in one or more Borrowings from time to time during the Availability Period, in an aggregate principal amount not to exceed the Term Loan Amount. Amounts prepaid may not be reborrowed. The Term Loan Amount shall be subject to reduction in accordance with Section 2.03(b). For the avoidance of doubt, the Borrowing Date for any Borrowing must occur during the Availability Period.

Section 2.02    Borrowing Procedures.

(a)

Subject to compliance with Article III, Borrower shall request each Borrowing by delivering a Notice of Borrowing no later than 11:00 a.m. (Eastern time) five (5) Business Days (or such later date as Lender may agree) prior to the proposed Borrowing Date. Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the Borrowing, (ii) the use of proceeds as permitted by Section 4.11, and (iii) the proposed Borrowing Date. Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Borrowing on behalf of the Borrower. Lender shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)	Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(c)

Subject to satisfaction of the conditions set forth in Section 3.02, Lender shall make the net proceeds of each Borrowing available to the Borrower by wiring same‑day funds to the Designated Account no later than 4:00 p.m. Eastern time on the applicable Borrowing Date.

Section 2.03    Extensions and Reductions.

(a)

So long as no Default or Event of Default has occurred and is continuing, Borrower may extend the Stated Maturity Date on up to two (2) occasions for six (6) months each by delivering written notice to Lender not less than thirty (30) days and not more than sixty (60) days prior to the then-applicable Stated Maturity Date.

(b)

Upon any partial termination of the transaction evidenced by the TRS Confirmation (including, for the avoidance of doubt, any Reduction (as defined in the TRS Confirmation)), the Term Loan Amount shall be automatically reduced, effective concurrently with such partial termination, by an amount equal to the lesser of (i) the Unused Commitment immediately prior to such termination and (ii) the product of (A) the Unused Commitment immediately prior to such termination multiplied by (B) the percentage by which the notional amount of the transaction evidenced by the TRS Confirmation is reduced as a result of such partial termination; provided that no such reduction shall result from (x) any offsetting or replacement swap with the Lender or an Affiliate thereof, or (y) any scheduled amortization, mandatory prepayment pursuant to Section 2.04(c), or maturity; provided further that, in no event shall the Term Loan Amount be reduced below the Outstanding Amount. For the avoidance of doubt, no prepayment shall be required solely as a result of any reduction pursuant to this Section 2.03(b) and no Reduction (as defined in the TRS Confirmation) shall occur solely as the result of a reduction in the Term Loan Amount pursuant to this Section 2.03(b). Upon any termination in full of the transaction evidenced by the TRS Confirmation, the Term Loan Amount shall be automatically and permanently reduced to the Outstanding Amount and the Unused Commitment shall be zero.

Section 2.04    Voluntary and Mandatory Prepayments.

(a)

The Borrower may at any time, by notice to Lender, voluntarily prepay the Loan in whole or in part, without premium or penalty (other than any Prepayment Premium payable pursuant to Section 2.10(b)), subject to Section 2.06(g) (if applicable) with respect to any breakage or funding losses for prepayments made on a day other than the last day of an Interest Period; provided that (i) such notice must be received by Lender not later than 11:00 a.m. (Eastern time) five (5) Business Days prior to the prepayment date; and (ii) any prepayment shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof; or if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein.

(b)	Any prepayment of the Loan in full made pursuant to Section 2.04(a) must be accompanied by all accrued interest thereon.

(c)

All Underlying Investment Repayments received by the Borrower shall be applied to prepay the Loan (a) prior to the occurrence of an Event of Default, in an amount equal to one hundred percent (100%) of such Underlying Investment Repayments until aggregate prepayments from Underlying Investment Repayments equal $55,000,000; thereafter, seventy-five percent (75%) of such Underlying Investment Repayments shall be applied to prepay the Loan until aggregate prepayments from Underlying Investment Repayments equal $125,000,000; and thereafter, fifty percent (50%) of such Underlying Investment Repayments shall be applied to prepay the Loan. For the avoidance of doubt, (i) the $125,000,000 threshold is cumulative, includes the initial $55,000,000 threshold and is not incremental thereto and (ii) after the occurrence and during the continuance of an Event of Default, in an amount equal to one hundred percent (100%) of such Underlying Investment Repayments. Each such prepayment shall be made within ten (10) Business Days after Borrower’s receipt of any Underlying Investment Repayment; provided that Lender shall have received at least two (2) Business Days’ prior notice of such prepayment in accordance with Section 5.03(c). Each such prepayment shall be accompanied by any unpaid fees or expenses in respect thereof. For the avoidance of doubt, prepayments pursuant to this Section 2.04(c) shall not be required to be accompanied by accrued and unpaid interest on the principal amount prepaid.

Section 2.05    Repayment of the Loan and Interest. The Outstanding Amount of the Loan, together with all accrued and unpaid interest thereon shall be due and payable in immediately available funds on the Maturity Date.

Section 2.06    Interest and Payments.

(a)

Interest Rate. The Outstanding Amount of the Term Loan shall bear interest at a rate per annum equal to Daily Compounded SOFR, as determined by Lender, plus the Applicable Margin; provided that in no event shall Daily Compounded SOFR be less than the SOFR Floor. For the avoidance of doubt, no interest shall accrue on any unfunded portion of the Commitment. During any period in which all or any portion of the Outstanding Amount of the Term Loan is a Base Rate Loan, such portion shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)

Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, all Obligations shall bear interest at a rate per annum equal to five hundred (500) basis points in excess of the rate then applicable under Section 2.06(a), compounded monthly, but which shall not at any time exceed the Maximum Rate. Interest accrued pursuant to this Section 2.06(b) and all interest accrued but unpaid on or after the Stated Maturity Date shall be due and payable on demand.

(c)	Interest Payments. Interest shall be payable in arrears on each Interest Payment Date.

(d)

Conforming Changes. With respect to Daily Compounded SOFR or any Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that Lender shall provide notice to the Borrower of each such amendment reasonably promptly after it becomes effective.

(e)	Benchmark Replacement Setting.

(i)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined pursuant to clause (1) of the definition thereof, such Benchmark Replacement will replace such Benchmark for all purposes hereunder without any amendment to, or further action or consent of any other party; and (B) if a Benchmark Replacement is determined pursuant to clause (2) of the definition thereof, such Benchmark Replacement will replace such Benchmark for all purposes hereunder at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower.

(ii)         Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party.

(iii)         Notices; Standards for Decisions and Determinations. Lender will promptly notify the Borrower of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes. Lender will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.06(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and shall be made by Lender in good faith and in a commercially reasonable manner, except, in each case, as expressly required pursuant to this Section 2.06(e).

(iv)         Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), if any tenor for the then-current Benchmark is unavailable or non‑representative, Lender may modify the definition of Interest Period (or any analogous definition) for any Benchmark settings to remove such unavailable or non‑representative tenor; and if any such tenor is later available or representative, Lender may reinstate it.

(v)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Loan bearing interest by reference to such Benchmark to be made during any Benchmark Unavailability Period and, failing that, any such request shall be deemed a request for a Base Rate Loan.

(f)

Unavailability; Illegality; Conversion. If (i) Lender determines that Daily Compounded SOFR cannot be determined pursuant to its definition or does not adequately and fairly reflect the cost to Lender of funding the Term Loan for any Interest Period, or (ii) any Official Body determines that the making, maintenance or funding of, or the determination or charging of interest rates based on, Daily Compounded SOFR has been made impracticable or unlawful, then Lender shall so notify the Borrower. Upon such notice, (A) the obligation of Lender to allow the Borrower to select or continue Daily Compounded SOFR shall be suspended until Lender determines the circumstances no longer exist, and (B) any outstanding portion of the Term Loan bearing interest by reference to Daily Compounded SOFR shall, at the Borrower’s election, either be converted to a Base Rate Loan on the last day of the then‑current Interest Period or prepaid in accordance with Section 2.04 (subject to Section 2.06(g)).

(g)

Indemnity (SOFR Breakage). In addition to amounts otherwise payable hereunder, the Borrower shall indemnify Lender against all liabilities, losses or expenses (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds) that Lender sustains or incurs as a consequence of any payment, prepayment, conversion or continuation of any portion of the Term Loan that bears interest by reference to Daily Compounded SOFR on a day other than the last day of the applicable Interest Period. Lender shall deliver to the Borrower a certificate setting forth the amount necessary to indemnify Lender for such loss or expense in reasonable detail, and such amount shall be due and payable within ten (10) Business Days after receipt.

Section 2.07    Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be). Interest shall accrue on each Borrowing for the day on which such Borrowing is made (its Borrowing Date), and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Borrowing that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.08    Evidence of Debt. The Term Loan made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. Such accounts or records shall include (i) the date and principal amount of each Borrowing, (ii) the aggregate Outstanding Amount of the Term Loan, (iii) the Unused Commitment, and (iv) the amount of principal and interest payable and paid with respect to each Borrowing. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loan made by Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon reasonable request of the Borrower, Lender shall provide a written statement reflecting the information described in clauses (i) through (iv) above.

Section 2.09    Payments Generally.

(a)

Payments by Borrower. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to Lender, at the Lending Office in Dollars and in immediately available funds; in each case, not later than 4:00 p.m. (Eastern time), on the date specified herein. All payments received by Lender after 4:00 p.m. (Eastern time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Nothing herein shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.10    Fees.

(a)	[Reserved].

(b)

Prepayment Premium. If, prior to the second anniversary of the Closing Date (the “Call Protection Date”), the Borrower voluntarily prepays the Loan in whole or in part pursuant to Section 2.04(a), or voluntarily repays the Loan in full and terminates this Agreement (each, a “Prepayment Event”), the Borrower shall pay to Lender, concurrently with such Prepayment Event, a prepayment premium (the “Prepayment Premium”) equal to the present value of 3.75% per annum on the Outstanding Amount being prepaid or repaid (or, in the case of a repayment in full or termination, the then-current Outstanding Amount) for the period from the date of such Prepayment Event to the Call Protection Date, discounted at a rate equal to then-current mid-market swap rates as quoted on Bloomberg (or, if unavailable, a comparable publicly available market data source) on the date of such Prepayment Event and as confirmed by Lender in writing to the Borrower in reasonable detail. Notwithstanding the foregoing, no Prepayment Premium shall be payable with respect to (a) any mandatory prepayment of the Loan required pursuant to Section 2.04(c), (b) any voluntary or mandatory prepayment, repayment, or termination occurring on or after the Call Protection Date, (c) any prepayment, repayment, or termination resulting from an acceleration of the Loan following an Event of Default, or (d) any refinancing of the Loan with the Lender or any of its Affiliates or any fund, account, or investment vehicle managed, or advised by the same investment manager, general partner, or managing member as the Lender (or any Affiliate thereof), or any successor or assign of any of the foregoing.

Section 2.11    Intentionally Omitted.

Section 2.12    Promissory Notes. Upon the request of Lender, the Borrower shall prepare, execute and deliver to Lender a promissory note of the Borrower payable to Lender (or, if requested by Lender, to Lender and its permitted assigns) substantially in the form of Exhibit A, which shall evidence the Term Loan in addition to such records.

Section 2.13    Intentionally Omitted.

Section 2.14    Taxes.

(a)	Defined Terms. For purposes of this Section 2.14, the term “applicable Law” includes FATCA.

(b)	Payments Free of Taxes.

(i)	Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.

(ii)

If any Loan Party shall be required by applicable Law (as determined in the good faith discretion of such Loan Party) to withhold or deduct any Taxes from any payment by or on account of any obligation of such Loan Party, then (A) such Loan Party shall withhold or make such deductions as are determined by the applicable Loan Party to be required, and (B) the applicable Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law.

(c)

Increased Amount. If any Loan Party is required by applicable Law to deduct or withhold any Taxes from such payments and such Tax is an Indemnified Tax, then the amount payable by such Loan Party shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section 2.14), Lender receives an amount equal to the amount it would have received had no such deduction been made.

(d)	Other Taxes. In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(e)

Indemnification by the Borrower. The Borrower shall indemnify Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.14) paid or payable by Lender on or with respect to an amount payable by the Borrower under or in respect to this Agreement or under any other Loan Document (or required to be withheld or deducted from any such amount paid to Lender), together with any penalties, interest and reasonable expenses arising therefrom and with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from Lender as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(f)

Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 2.14, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Lender.

(g)	Status of Lender.

(i)

If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraph (g)(ii) of this Section) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii)

Without limiting the generality of the foregoing, if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h)

Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.15    Increased Costs.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (other than any reserve requirement to the extent already reflected in the determination of the applicable Benchmark or the Base Rate);

(ii)

subject Lender to any Tax (except for Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on Lender any other condition affecting this Agreement or the Loan made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, the Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)

Capital Requirements. If Lender determines that any Change in Law affecting Lender or any Lending Office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Amount or the Loan made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)

Certificates for Reimbursement. A certificate of Lender, prepared in good faith, setting forth in reasonable detail the basis for calculating the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.15 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)

Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)

Designation of a Different Lending Office. If Lender requests compensation under this Section 2.15, or requires Borrower to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.14, then Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking the Term Loan under this Agreement or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.15, as the case may be, in the future, and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Lender shall bear the costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.16    Requests for Compensation. A certificate of Lender claiming compensation under this Article II and setting out the additional amount or amounts to be paid to it under this Agreement shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods. Borrower shall pay Lender the amount shown as due on any such certificate within ninety (90) days after receipt thereof.

Section 2.17    Survival. Each party’s obligations under this Article II shall survive any assignment of rights by Lender, the Maturity Date and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article III.
CONDITIONS PRECEDENT TO TERM LOAN.

Section 3.01    Conditions to Funding of Term Loan. The obligation of Lender to fund the Term Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)

Lender’s receipt of the following, each of which shall be originals, copies thereof in PDF format or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Lender and its legal counsel:

(i)	duly executed counterparts of this Agreement;

(ii)	the Security Agreement;

(iii)	the certified copies of the Organization Documents of each Loan Party;

(iv)

such certificates of resolutions or other action, incumbency certificates and other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(v)	certificates evidencing that each Loan Party is in good standing (or an analogous status) in its jurisdiction of formation;

(vi)	certificates attesting to the Solvency of each Loan Party (on a consolidated basis) before and after giving effect to the Loan, from a Responsible Officer of each Loan Party;

(vii)

a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)

a certificate signed by a Responsible Officer of each Loan Party certifying that there has been no event or circumstance since December 31, 2025 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)

the results of Lien searches (including, to the extent required by Lender, a search as to judgments, pending litigation, bankruptcy, and tax matters), in form and substance reasonably satisfactory to Lender, made against Borrower or any other Loan Party under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC or equivalent should be made to evidence or perfect security interests in all assets of Borrower and each such other Loan Party, indicating among other things that the assets of Borrower and each such other Loan Party pledging Collateral are free and clear of any Lien (except for Permitted Liens);

(x)

written confirmation (which may be by email) of the issuer or borrower of the Specified Eligible Investments of the amount of such Eligible Investment issued to the applicable Pledgor and that such Eligible Investment may be pledged as Collateral; provided that any such written confirmation not delivered on or prior to the Closing Date shall be subject to Section 5.17;

(xi)	the governing documents of each Specified Eligible Investment; and

(b)	Any fees required to be paid by the Borrower on or before the Closing Date shall have been paid (for the avoidance of doubt, excluding any fees or expenses of Lender or its Affiliates).

Section 3.02    Conditions to Funding each Borrowing. The obligation of Lender to make each Borrowing is subject to satisfaction (or waiver) of the following conditions:

(a)

The representations and warranties contained in Article IV shall be true and correct in all material respects on and as of each Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)	No default, event of default or similar event (howsoever defined) shall exist with respect to any Eligible Investment.

(c)	No default, event of default, early termination event or similar event (howsoever defined) shall exist with respect to the ISDA Master Agreement or the TRS Confirmation.

(d)	No Default or Event of Default shall exist, or would result from funding such Borrowing or from the application of the proceeds thereof.

(e)	Lender shall have received a Notice of Borrowing in accordance with Section 2.02.

(f)

Lender shall have received an updated copy of Schedule 1 to the Security Agreement showing additional Eligible Investments in an amount at least equal to the proceeds of such draw that have been acquired or will be acquired with the proceeds of the applicable Borrowing and, in each case, will be pledged as Collateral.

Each Notice of Borrowing submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 3.02 have been satisfied on and as of the Borrowing Date.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower represents and warrants to Lender on the Closing Date that:

Section 4.01    Existence, Qualification and Power. Each Loan Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized, formed or incorporated (as applicable). Each Loan Party is properly licensed, and, in good standing and in compliance with fictitious name statutes in each such jurisdiction where the nature of its activities requires such compliance or licensing and where such failure to do so materially and adversely affects Lender’s rights under the Loan Documents.

Section 4.02    Authorization; No Contravention. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and each Loan Party’s performance of its obligations under the Loan Documents are within such Loan Party’s powers, have been duly authorized, do not conflict with any of its Organization Documents, and such Loan Documents do not conflict with any Law, agreement, or obligation by which such Loan Party is bound. Each Loan Party’s execution, delivery and performance of the Loan Documents to which each is or may be a party have received all, if any, requisite prior approvals of any Governmental Authority.

Section 4.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any Loan Party of this Agreement or any other Loan Document. Each Loan Party has all licenses, permits and approvals necessary for the conduct of its business.

Section 4.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party hereto or thereto, as applicable, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, examinership or other Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally or by general principles of equity.

Section 4.05    No Material Adverse Effect.

(a)

There is no fact or condition relating to the Loan Documents or the Loan Parties’ financial condition, business or property that any Loan Party has failed to disclose that would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificates or other written information prepared by any Loan Party and furnished by, or delivered on behalf of any Loan Party to Lender pursuant to or in connection with this Agreement or any other Loan Document, taken as a whole and as of the date furnished or delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that, with respect to any information, reports, documents, numbers or other materials prepared by, or derived from information or documents provided by, any issuer, borrower, sponsor, agent or other third party with respect to any Eligible Investment, the foregoing representation is made solely to the knowledge of the Loan Parties following their commercially reasonable review of the information.

(b)	Since December 31, 2025, there has been no Material Adverse Effect.

Section 4.06    Environmental Matters. No facility of any Loan Party is used for, or to the knowledge of any Loan Party has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental Law, other than violations that individually or collectively would not constitute a Material Adverse Effect. No Loan Party knows of any environmental condition or circumstance adversely affecting its assets, properties, or operations that would reasonably be expected to result in a Material Adverse Effect.

Section 4.07    Litigation. Except as disclosed to Lender, including as disclosed in Borrower’s filings with the Securities and Exchange Commission, no Loan Party is subject to, or aware of the threat of, any Litigation involving any Loan Party which, (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) if determined adversely to any Loan Party would reasonably be expected to result in a Material Adverse Effect.

Section 4.08    Insurance. The Loan Parties maintain the insurance required under Section 5.06.

Section 4.09    Taxes. All material Tax returns of each Loan Party required to be filed have been timely filed (or extensions have been granted) and all material Taxes imposed upon any Loan Party that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.

Section 4.10    ERISA.

(a)

Except with regard to events that would not reasonably be expected to result in a Material Adverse Effect, (i) each Employee Plan (other than a multiemployer plan) is in compliance with the presently applicable provisions of ERISA and the Code, and (ii) is relying upon an IRS favorable advisory opinion letter issued to the institutional sponsor of the volume submitter plan document. With respect to each Employee Plan (other than a multiemployer plan), the present value of all accrued benefits under each of such Employee Plan, based on the actuarial assumptions specified for funding purposes for such Employee Plan, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the aggregate current value of the assets of such Employee Plan allocable to such benefit liabilities, except to the extent that any such excess would not reasonably be expected to result in a Material Adverse Effect.

(b)

Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code, and has not incurred any liability with respect to any such Employee Plan under Title IV of ERISA or Section 412 of the Code.

(c)

There are no claims, actions, or Litigation (including by any Governmental Authority) that are existing or, to its knowledge, threatened, and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Employee Plan which is or would reasonably be expected to be a Material Adverse Effect.

(d)

With respect to any Employee Plan subject to Title IV of ERISA: (i) no reportable event has occurred or is reasonably expected to occur under Section 4043(c) of ERISA for which the Pension Benefit Guaranty Corporation requires thirty (30) days’ notice, (ii) no action by Borrower or any ERISA Affiliate to terminate or withdraw from any Employee Plan has been taken and no notice of intent to terminate an Employee Plan has been filed under Section 4041 of ERISA, and no such events are reasonably expected to occur, (iii) with respect to an Employee Plan that is a multiemployer plan (within the meaning of ERISA), no such Employee Plan is, or is expected to be, insolvent or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA, (iv) no termination proceeding has been commenced with respect to an Employee Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)	The Borrower is not a “benefit plan investor” within the meaning of Section 3(42) of ERISA.

Section 4.11    Purpose of Facility.

(a)	On the Closing Date, net proceeds of the Loan shall be used to repay in full the May 2026 Notes, and thereafter, for general corporate purposes.

(b)

On each Borrowing Date, proceeds of the Loan shall be used to fund the Independent Amount and the Pre-Posted VM Amount (each as defined in the TRS Confirmation) applicable to Borrower in its capacity as Pledgor under the TRS Confirmation and the Borrower agrees that Lender may net fund each Borrowing to account for such obligation.

(c)

Notwithstanding the foregoing, no part of the proceeds of the Loan will be used, directly or indirectly, for any purpose that violates any applicable Law, including Regulation U of the Federal Reserve Board. No proceeds of the Loan will be lent, contributed or otherwise made available, directly or, to the Borrower’s knowledge, indirectly, to any Person to fund any activity or business of or with any Sanctioned Person or in any other manner that would cause the Borrower or the Lender to violate Sanctions.

Section 4.12    Liens. No Lien exists on any asset of any Loan Party, other than Permitted Liens.

Section 4.13    Debt. No Loan Party is an obligor on any Debt that violates this Agreement.

Section 4.14    Ownership of Assets; Intellectual Property.

(a)

Each Loan Party has (i) indefeasible title to its real property, (ii) a vested leasehold interest in all of its leased property, and (iii) good title to its personal property, including without limitation, the Collateral (except for property that has been Disposed of as permitted by this Agreement).

(b)

To Borrower’s knowledge, each Loan Party is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Loan Party, could not, individually or collectively, reasonably be expected to result in a Material Adverse Effect.

Section 4.15    Place of Business. The location of each Loan Party’s place of business or chief executive office is set out on Schedule 4.15. The books and records of each Loan Party are located at its place of business or chief executive office or with its designee as shown on Schedule 4.15.

Section 4.16    Trade Names. Except as disclosed to Lender, no Loan Party has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Loan Party has merged or consolidated, or from which any Loan Party has acquired all or substantially all of such Person’s assets).

Section 4.17    Funded Debt. No Loan Party has breached or is in default under any Funded Debt obligation beyond any applicable notice and opportunity to cure periods.

Section 4.18    Sanctions. Neither the Borrower nor any of its Subsidiaries, nor any Responsible Officer thereof, nor, to their knowledge, any employee or agent thereof is, (a) a Sanctioned Person, (b) acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Person, or (c) to any Borrower’s knowledge is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions. The Borrower and each of its Subsidiaries have conducted their businesses in compliance with Sanctions.

Section 4.19    Transactions with Affiliates. Except as disclosed to Lender, no Loan Party is a party to an agreement or transaction with any of its Affiliates (excluding other Loan Parties), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

Section 4.20    Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower and each of its Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 4.21    Beneficial Ownership Certification. The information provided to Lender in the then most-current Beneficial Ownership Certification, if any, is true and correct in all respects.

Section 4.22    Solvency. Each Loan Party is, and immediately after consummation of the transactions contemplated by the Loan Documents will be, Solvent.

Section 4.23    [Reserved].

Section 4.24    Perfection. Upon filing of the UCC financing statements and execution and delivery of the assignments required by the Security Agreement, Lender will have a perfected first-priority security interest in the Collateral to the extent such security interest may be perfected by filing under the UCC.

Section 4.25    No Defaults Under Eligible Investments. As of the Closing Date, the Borrower is not in default (and no event has occurred and is continuing that, with notice or passage of time or both, would constitute a default) under any Eligible Investment or any material document evidencing or governing any Eligible Investment, in each case as set forth on Schedule 1 of the Security Agreement.

Article V.
AFFIRMATIVE COVENANTS.

So long as the Loan or other Obligations hereunder shall remain unpaid or unsatisfied (other than contingent obligations against which no claim has been asserted), the Borrower shall, and shall (except in the case of the covenants set forth in Section 5.01) cause each other Loan Party to:

Section 5.01    Reports.

(a)

deliver to the Lender, within 30 days after the same have been filed with the Commission, copies of the quarterly and annual reports and the information, documents and other reports, if any, that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Any such report, information or document that the Borrower files with the Commission through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Lender for the purposes of this Section 5.01(a) at the time of such filing through the EDGAR system (or such successor thereto); provided, however, that the Lender shall have no obligation whatsoever to determine whether or not such filing has occurred; and

(b)

deliver to the Lender, within sixty (60) days of the end of each fiscal quarter of the Borrower, the Eligible Investment Reporting Package for each Eligible Investment, in each case to the extent provided or produced and permitted to be disclosed to Lender under the applicable investment documents and any applicable confidentiality obligations and shall use commercially reasonable efforts to cause the issuer or borrower of each Eligible Investment to allow disclosure of the information set forth in the definition of Eligible Investment Reporting Package to the Lender, to the extent applicable to such Eligible Investment; and

(c)

deliver to the Lender, promptly following any reasonable written request therefor, such other existing information and reports regarding the Eligible Investments, including any third-party reports ordered by or provided to a Loan Party with respect to an Eligible Investment, as the Lender may from time to time reasonably request, in each case to the extent such information or reports are in the possession or control of a Loan Party and are permitted to be disclosed to Lender under the applicable investment documents and any applicable confidentiality obligations.

Section 5.02    [Reserved].

Section 5.03    Notices. Promptly notify Lender in writing:

(a)

after any Loan Party receives notice of, or otherwise becomes aware of, (i) any material liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of such Loan Party, (ii) any substantial dispute with any Governmental Authority, and (iii) a Default or Event of Default, specifying the nature thereof and what action each Loan Party has taken, is taking, or proposes to take;

(b)

at least thirty (30) days’ prior to (A) any proposed relocation of its place of business or principal place of business, (B) any proposed relocation of the place where its books and records relating to accounts and general intangibles are kept, and (C) any change in the name, legal structure, place of business, or chief executive office of any Loan Party;

(c)	within eight (8) Business Days following receipt thereof, any Underlying Investment Repayment, identifying the related Eligible Investment and including the amount thereof; and

(d)

of any change in direct or indirect ownership interests in Borrower or controlling individuals of Borrower, other than changes resulting solely from ordinary course trading in publicly traded Equity Interests of Borrower, that would alter the information in any Beneficial Ownership Certification delivered to Lender or that would result in Borrower’s qualification or disqualification as a “legal entity customer” as defined in the Beneficial Ownership Regulation.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a)(iii) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.04    Taxes. Promptly pay when due any and all material Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.

Section 5.05    Maintenance of Existence, Assets, and Business. Except as otherwise permitted by Section 6.04, (a) maintain its existence and good standing in its state of organization, and (b) maintain its authority to transact business and good standing (if applicable) in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing where failure to do so under this clause (b) would result in a Material Adverse Effect, (c) maintain all licenses, permits and franchises necessary for its business where failure to do so would result in a Material Adverse Effect, and (d) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear and damage by insured casualty excepted) and make all necessary repairs and replacements.

Section 5.06    Insurance. Maintain liability insurance with financially sound and reputable insurance companies, not Affiliates of the Borrower, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses and operating in the same or similar locations.

Section 5.07    Compliance with Laws. Comply with the requirements of all Laws (including fictitious or trade name statutes) and all orders, writs, injunctions and decrees applicable to it or its business or property, except in such instances in which (a) such requirement is contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and (b) the failure to comply would not result in a Material Adverse Effect.

Section 5.08    Books and Records. Maintain books, records, and accounts necessary to prepare the reports required by Section 5.01.

Section 5.09    Collateral Audits. Promptly after request of Lender in its reasonable credit judgment but, so long as no Event of Default has occurred and is continuing, not more often than four (4) times in any twelve (12)-month period, the Borrower shall permit a collateral audit, conducted at the Borrower’s expense by Lender or its Representatives, of the Loan Parties’ operations, accounts receivable, accounts payable, and other assets constituting Collateral; provided that, if an Event of Default exists, Lender or its Representatives may conduct a collateral audit as often as Lender may request in its sole discretion at the Borrower’s expense. Notwithstanding anything to the contrary in Section 8.04, the Borrower shall be responsible for the reasonable and documented out-of-pocket costs and expenses incurred by Lender or its Representatives in connection with any collateral audit conducted pursuant to this Section 5.09. Any such audits and access to related information shall be subject to Section 8.08.

Section 5.10    Use of Proceeds. Use the proceeds of the Loan only for the purposes represented in Section 4.11.

Section 5.11    Environmental Laws. Conduct its business so as to comply in all material respects with all applicable Environmental Laws, shall promptly take corrective action to remedy any violation of any Environmental Law, and shall promptly notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Environmental Law or Hazardous Substance.

Section 5.12    Covenant to Give Security.

(a)

Upon the acquisition of any assets or property constituting Collateral by any Loan Party, such Loan Party shall, at such Loan Party’s expense promptly execute and deliver any and all instruments and documents and take all such other action as Lender may deem reasonably necessary or desirable to subject such property to the Liens now or hereafter intended to be covered by any of the Collateral Documents (including, without limitation, the Eligible Investments).

(b)

Promptly upon request by Lender (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ (except any Foreign Subsidiary’s) assets, rights or interests relating to the Collateral to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries (except any Foreign Subsidiary) is or is to be a party, and cause each of its Subsidiaries (except any Foreign Subsidiary) to do so.

Section 5.13    ERISA. Promptly during each year (a) pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code, (b) file each annual report required to be filed pursuant to ERISA in connection with each Employee Plan for each year, and (c) notify Lender within ten (10) days after the occurrence of any reportable event under Section 4043(c) of ERISA that might constitute grounds for termination of any Employee Plan that is subject to Title IV of ERISA by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Employee Plan that is subject to Title IV of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, not take any action or fail to take action the result of which could reasonably be expected to result in liability to the Pension Benefit Guaranty Corporation or any Employee Plan that is a multiemployer plan (within the meaning of ERISA). Take all actions necessary to ensure it will not become a “benefit plan investor” within the meaning of Section 3(42) of ERISA.

Section 5.14    Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions. Conduct its businesses in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and maintain policies and procedures designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

Section 5.15    Maintenance of Collateral. The Loan Parties shall ensure that Lender shall (subject to the Permitted Liens) have a first priority perfected security interest in, and Lien upon, the Collateral and any and all products and proceeds thereof.

Section 5.16    Ownership of Loan Parties. The Borrower shall maintain its direct or indirect ownership of each Loan Party in an amount at least equal to its percentage of ownership of such Loan Party as of the date hereof.

Section 5.17    Post-Closing Covenants.

(a)

The Borrower shall use commercially reasonable efforts to cause the issuer or borrower of each Specified Eligible Investment for which the written confirmation described in Section 3.01(a)(x) was not delivered on or prior to the Closing Date to provide such written confirmation to Lender as soon as commercially reasonable, but in any event not later than forty-five (45) days following the Closing Date, unless otherwise consented to in writing by the Lender.

(b)

The Borrower shall use commercially reasonable efforts to cause the issuer or borrower of each Eligible Investment to provide written confirmation (which may be by email) of the amount of such Eligible Investment issued to the applicable Pledgor and that such Eligible Investment may be pledged as Collateral not later than sixty (60) days following the Closing Date, unless otherwise consented to in writing by the Lender.

Article VI.
NEGATIVE COVENANTS.

So long as the Loan or other Obligations hereunder shall remain unpaid or unsatisfied (other than contingent obligations against which no claim has been asserted), the Borrower shall not directly or indirectly:

Section 6.01    Liens.

(a)	Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens; or

(b)

enter into any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its assets or revenues or prohibiting or restricting the ability of Borrower to amend or otherwise modify this Agreement or any other Loan Document.

Section 6.02    Debt. Create, incur, assume or suffer to exist, or permit any Loan Party to create, incur, assume or suffer to exist:

(a)	any Debt which is secured by the Collateral (other than the Obligations hereunder and Debt under the ISDA Master Agreement);

(b)

any Debt which allows for full recourse to the Borrower or a Loan Party, other than (i) the Obligations hereunder and Debt under the ISDA Master Agreement and (ii) Debt existing on the Closing Date and disclosed to Lender in writing prior to the Closing Date, including, without limitation, Debt under the NexBank Facility and the 2025 OP Notes;

(c)	any Margin Debt, other than (i) Debt under the ISDA Master Agreement and (ii) Margin Debt existing on the Closing Date and disclosed to Lender in writing prior to the Closing Date; or

(d)	any Debt which, following the incurrence thereof, would cause:

(i)	the Consolidated Fixed Charge Coverage Ratio of the Borrower to be less than 1.5 to 1.0 or

(ii)	the Net Debt to Equity Ratio of the Borrower to be greater than 3.5 to 1.0.

Section 6.03    Dispositions. Dispose of, or permit any Loan Party to Dispose of, any Eligible Investment, unless the Borrower complies with Section 2.04(c) with respect to any Underlying Investment Repayment arising from such Disposition.

Section 6.04    Acquisitions, Mergers, and Dissolutions. (i) Acquire all or any substantial portion of the Equity Interest in, Voting Interest in, or assets of, any other Person if an Event of Default exists or would arise as a result of such transaction, (ii) merge or consolidate with any other Person, (iii) liquidate, wind up or dissolve (or permit any liquidation or dissolution), (iv) suspend operations, or (v) create or acquire any Subsidiaries except that any Loan Party (which for purposes of clarification includes, without limitation, a Person that was permitted or is permitted to be acquired in accordance with this Agreement) may merge or consolidate with or acquire Equity Interests in or assets of another Loan Party and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of all of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved; provided that, if Borrower is a party to such Acquisition, merger or consolidation, a Borrower must be the purchasing or surviving entity, as applicable.

Section 6.05    Eligible Investments. Permit the issuer or borrower of an Eligible Investment (or any Affiliate of the issuer or borrower of an Eligible Investment), to (a) enter into any amendment, waiver, supplement or modification to such Eligible Investment or (b) incur additional Debt that is senior to such Eligible Investment (structurally, contractually or by lien subordination) if, in each case, (x) such amendment, waiver, supplement or modification would constitute a Material Modification or the Borrower reasonably believes (based on the facts known to the Borrower at such time) the entry into such amendment, waiver, supplement or other modification or the incurrence of such additional Debt would reasonably be expected to materially and adversely affect the collectibility or expected cash flows of the applicable Eligible Investment and (y) the Borrower or the applicable Loan Party has a consent right over such amendment, waiver, supplement or other modification or the incurrence of such Debt; provided that the foregoing shall not prohibit the Borrower or any applicable Loan Party from consenting to any such amendment, waiver, supplement, modification or incurrence of Debt with the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed; provided, further, that Lender shall be deemed to have consented to such amendment, waiver, supplement, modification or incurrence of Debt if Lender has not objected in writing within ten (10) days after receipt by Lender of a written request from Borrower, delivered in accordance with Section 8.02, setting forth all reasonable details of the applicable amendment, waiver, supplication, modification or incurrence of Debt and stating what action the Borrower proposes to take with respect thereto.

Section 6.06    [Reserved].

Section 6.07    Change in Nature of Business. Engage in any business except the business in which it is engaged as of the Closing Date or any related business.

Section 6.08    Transactions with Affiliates. Except as disclosed to Lender, enter into any material transaction with any of its Affiliates (excluding other Loan Parties) other than transactions in the ordinary course of business which are upon fair and reasonable terms not materially less favorable to such Loan Party than such Loan Party could obtain in an arm’s-length transaction with a Person that was not an Affiliate.

Section 6.09    Compliance.

(a)

Violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its Organization Documents, if such violations individually or collectively would constitute a Material Adverse Effect; or

(b)	modify, repeal, replace or amend any provision of its Organization Documents in any manner which would be adverse to the interests of the Lender in any material respect.

Section 6.10    Fiscal year and Accounting Methods. Change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP or pursuant to Section 1.03(b)).

Section 6.11    Prepayments of Debt. Voluntarily prepay principal of, or interest on, any Debt (other than the Obligations), if a Default or Event of Default exists or would result after giving effect to such payment or prepayment.

Section 6.12    Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

(a)	Directly or, to its knowledge, indirectly use the proceeds of the Loan for any purpose which would breach the Anti-Corruption Laws or Anti-Money Laundering Laws.

(b)

Not and will not permit any Subsidiary to, (i) at any time be in violation of (A) any Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions or (B) any other Law if, in the case of this subclause (B), such Loan Party’s violation of such Law would result in (1) Lender being prohibited from making any Loan, (2) any limitation on the ability of Lender to make a Loan, or (3) Lender being prohibited from otherwise conducting business with any Loan Party, or (ii) fail to promptly provide any documentary or other information as may be reasonably requested by Lender at any time to enable Lender to verify such Loan Party’s identity or to comply with any applicable Law.

(c)

Fund all or any portion of a Loan repayment with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions or that could otherwise cause Borrower or Lender to be in violation of Sanctions.

Section 6.13    [Reserved].

Section 6.14    Substitutions of Eligible Investments. The Borrower may request to substitute one or more Eligible Investments with replacement investment assets, subject to Lender’s prior written consent (to be given in Lender’s sole discretion) and subject to execution and delivery of assignments and perfection items reasonably required by Lender. Upon any such substitution, Schedule 1 of the Security Agreement shall be updated to reflect the removal of each substituted Eligible Investment and the addition of each replacement investment asset.

Article VII.
EVENTS OF DEFAULT AND REMEDIES.

Section 7.01    Events of Default. Any of the following shall constitute an “Event of Default”:

(a)

Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid herein (i) any amount of principal or interest of the Loan; provided that the first two failures to pay interest in any twelve-month period shall not constitute an Event of Default unless such failure continues for a period of three (3) Business Days, or (ii) within five (5) days after the same becomes due, any commitment or other fee due and payable hereunder or any other amount payable hereunder or under any other Loan Document;

(b)

Certain Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.05(a) (with respect to the existence of such
Loan Party), Section 5.10, Section 6.01, Section 6.02, Section 6.08 or Section 6.11;

(c)

Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not otherwise expressly specified in this Section 7.01) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after Borrower’s receipt of written notice thereof from Lender;

(d)

Representations False. Any representation or warranty made or deemed made by or on behalf of a Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made, and such incorrectness has had or would reasonably be expected to have a Material Adverse Effect;

(e)

Cross-Default. (i) any Loan Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Debt (other than Debt under the Loan Documents) having an aggregate principal amount in excess of $62,500,000, in each case beyond the applicable grace period with respect thereto, if any; (ii) any other default occurs under any Debt (other than Debt under the Loan Documents) having an aggregate principal amount in excess of $62,500,000, if the effect of such default is to permit the holder or holders of such Debt to accelerate such Debt; (iii) any Debt (other than Debt under the Loan Documents) having an aggregate principal amount in excess of $5,000,000 shall be accelerated; or (iv) an event of default occurs and is continuing under the ISDA Master Agreement, the TRS Confirmation or under any other swap, hedging, treasury management, repurchase agreement or other financing agreement entered into by a Loan Party with Lender or any of its Affiliates;

(f)

Insolvency Proceedings, Etc. Any Loan Party (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than a voluntary liquidation or dissolution permitted by Section 6.04, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant), and (i) the petition is not controverted within ten (10) days and is not dismissed within ninety (90) days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, (d) fails (or admits in writing its inability) to pay its debts generally as they become due, or (e) a receiver, examiner or liquidator is appointed for any Loan Party or any of their respective assets;

(g)

Judgments. There is entered against any Loan Party (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) one or more non-monetary final non-appealable judgments that would be, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, and, in either case, enforcement of such judgment or award is not stayed, bonded, or paid within sixty (60) days after the entry of such final order or award;

(h)

Invalidity of Loan Documents. Any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to be in full force and effect, or any Loan Party shall contest in writing the validity or enforceability of any Loan Document or deny in writing that it has any further liability or obligation thereunder, or any Lien purported to be created by any Collateral Document shall cease to be a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral; or

(i)	Change of Control. There occurs any Change of Control.

Section 7.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing (after giving effect to any applicable notice and cure periods), Lender may take any or all of the following actions:

(a)

declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(b)	terminate the Commitment;

(c)	exercise all rights and remedies available to it under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Lender.

At such time as an Event of Default is no longer continuing, Lender shall promptly notify any custodian, account bank, or any other Person to whom Lender has delivered a Notice of Exclusive Control (as defined in the applicable Loan Document) or similar notice that such Event of Default no longer exists and shall cancel any such Notice of Exclusive Control or similar notice.

Section 7.03    Application of Payments. Following the occurrence and during the continuance of an Event of Default, and notice thereof to the Borrower by the Lender, all proceeds of the Collateral and all payments received on account of the Obligations shall be applied by Lender (i) first, to the extent of any amounts that are due and payable by the Borrower under indemnification claims, any such amounts, (ii) second (or first, if clause (i) does not apply), to pay all accrued and unpaid indemnities of Lender in its capacity as such, (iii) third (or second, if clause (i) does not apply), to the payment of all other indemnities for which Lender is entitled to payment but have not yet been paid or reimbursed in accordance with the Loan Documents, (iv) fourth (or third, if clause (i) does not apply), to the payment of the remaining Obligations; and (v) fifth (or fourth, if clause (i) does not apply), if any surplus, being delivered to the party lawfully entitled to such surplus (or portion of such surplus).

Article VIII.
MISCELLANEOUS.

Section 8.01    Amendments; Etc.

(a)

Neither this Agreement nor any provision of this Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender or, in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by Lender and the Loan Party or Loan Parties that are parties thereto.

(b)

No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by Lender and the Borrower, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement may not be changed orally.

Section 8.02    Notices and Other Communications; Facsimile Copies.

(a)

General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 8.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Lender pursuant to Article II shall not be effective until actually received by Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)

Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and Lender. Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)

Reliance by Lender. Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower by a Responsible Officer even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify Lender, its Affiliates, and its officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the good faith reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

Section 8.03    No Waiver; Cumulative Remedies. No failure or delay by Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of Lender hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that Lender would otherwise have.

Section 8.04    Attorney Costs, Expenses and Taxes. Except as expressly provided in Section 2.14 with respect to Taxes, each party shall bear its own reasonable and documented out-of-pocket costs and expenses (including the fees, charges and disbursements of counsel, accountants, rating agencies and other outside experts) incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents, any amendment, waiver, consent or other modification of the provisions of this Agreement and the other Loan Documents, and the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law). For the avoidance of doubt, the Borrower shall have no obligation under this Agreement to pay or reimburse any such costs or expenses of Lender or its Affiliates. The agreements in this Section 8.04 shall survive the termination of the Agreement and repayment, satisfaction or discharge of all other Obligations.

Section 8.05    Indemnification.

(a)

Borrower shall indemnify and hold harmless Lender on its own behalf and on behalf of its Affiliates, and their respective directors, partners, officers, employees, agents, trustees, administrators, managers, advisors and representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee. Notwithstanding anything to the contrary herein, the Borrower shall have no obligation to indemnify any Indemnitee for such Indemnitee’s attorneys’ fees, costs or expenses incurred in connection with the negotiation, preparation, execution, administration, amendment, waiver, consent or enforcement of this Agreement or any other Loan Document, except to the extent any such amounts are awarded against the Borrower in connection with a third-party claim described in clause (iii) above. This Section 8.05(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)

Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the parties shall not assert, and hereby waive, and acknowledge that no other Person shall have, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 8.05(a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)	Payments. All amounts due under this Section 8.05 shall be payable not later than ten Business Days after demand therefor and delivery to the Borrower of an invoice therefor with reasonable detail.

(d)

Survival. The agreements in this Section 8.05 (including the indemnity provisions of Section 8.05) shall survive the termination of this Agreement and the repayment, satisfaction or discharge of all the Obligations.

Section 8.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 8.07    Successors and Assigns.

(a)

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender, and any purported assignment in violation of this Agreement shall be null and void. Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section.

(b)

Assignments by Lender. Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the Lender’s rights and obligations under this Agreement with respect to the Loan assigned.

(ii)

Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition, the consent of the Borrower (such consent not to be unreasonably conditioned, withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to an Affiliate of Lender or (z) such assignment is to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Lender within ten (10) Business Days after having received notice thereof; provided, further, that no such assignment shall be made to any Disqualified Institution.

(iii)

Assignment Agreement. No assignment by Lender shall be effective until Lender and the applicable assignee have executed and delivered to the Borrower an assignment agreement reasonably acceptable to the Borrower and Lender and the Borrower has received written notice of the assignee’s address and payment instructions. Upon the effectiveness of any permitted assignment, the assignee shall succeed to and be substituted for Lender as “Lender” hereunder to the extent of the rights and obligations so assigned, and Lender shall be released from its obligations hereunder to the same extent. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and permitted assigns and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(c)

Register. The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)

Participations. Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement; provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with Lender’s rights and obligations under this Agreement.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.06(g), 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15(e) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.09 as though it were a Lender. The Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding the foregoing, in no event shall Lender sell any participation to any Disqualified Institution.

(e)

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided, further that no such pledge or assignment shall be made to any Disqualified Institution.

(f)

Schedule 8.07. The Borrower may supplement Schedule 8.07 from time to time with the prior written consent of the Lender; provided that such supplement shall not apply retroactively to any Person that acquired an assignment or participation interest in the Loan prior to Lender’s receipt of such supplement.

Section 8.08    Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective directors, officers, and employees who may need to know such information in connection with their duties relating to the Loan, (ii) to its and its Affiliates agents who need to know such information in connection with their duties relating to the Loan and to the extent that each such agent has executed a confidentiality agreement whereby such individuals agree to the confidential nature of such Information and to keep such Information confidential, (iii) to their and their attorneys or accountants who are obligated under applicable Law or codes of professional responsibility to maintain the confidentiality of any Information received by them, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (v) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (vi) to any other party hereto, (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (viii) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of, participant in or swap counterparty relating to, or any prospective assignee of, participant in or swap counterparty relating to, any of its rights or obligations under this Agreement (provided that no such disclosure shall be made to any Disqualified Institution), (ix) with the consent of the Borrower or (x) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 8.08 or (2) becomes available to Lender on a nonconfidential basis from a source other than the Borrower that is not known to Lender to be subject to a confidentiality obligation in favor of any Loan Party. For purposes of this Section, “Information” means, collectively, all information received from a Loan Party or any of its Subsidiaries or Affiliates relating to the Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by a Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 8.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.09    Set-off. In addition to any rights and remedies of Lender provided by law, upon the occurrence and during the continuance of any Event of Default, to be paid any amounts due to it under any Loan Document, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Lender or its Affiliates, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender or its Affiliates, irrespective of whether or not Lender or its Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of Lender or an Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 8.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 8.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of funding of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 8.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.15    Governing Law.

(a)

GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS, PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)

SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT (I) THE NEGOTIATION, EXECUTION, AND DELIVERY OF THE LOAN DOCUMENTS CONSTITUTE THE TRANSACTION OF BUSINESS WITHIN THE STATE OF NEW YORK, (II) ANY CAUSE OF ACTION ARISING UNDER ANY OF SAID LOAN DOCUMENTS WILL BE A CAUSE OF ACTION ARISING FROM SUCH TRANSACTION OF BUSINESS, AND (III) EACH LOAN PARTY UNDERSTANDS, ANTICIPATES, AND FORESEES THAT ANY ACTION FOR ENFORCEMENT OF PAYMENT OF THE OBLIGATIONS OR THE LOAN DOCUMENTS MAY BE BROUGHT AGAINST IT IN THE STATE OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW. TO THE EXTENT ALLOWED BY LAW, EACH LOAN PARTY HEREBY SUBMITS TO JURISDICTION IN THE STATE OF NEW YORK FOR ANY ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THE OBLIGATION OR THE LOAN DOCUMENTS AND WAIVES ANY AND ALL RIGHTS UNDER THE LAWS OF ANY STATE OR JURISDICTION TO OBJECT TO JURISDICTION OR VENUE WITHIN NEW YORK COUNTY, NEW YORK; NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 8.15 SHALL PREVENT LENDER FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST BORROWER, ANY GUARANTOR, ANY COLLATERAL, OR ANY OF BORROWER’S OR ANY GUARANTOR’S PROPERTIES IN ANY OTHER COUNTY, STATE, OR JURISDICTION. INITIATING SUCH ACTION OR PROCEEDING OR TAKING ANY SUCH ACTION IN ANY OTHER STATE OR JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER BY LENDER OF ANY OF THE FOREGOING.

(c)

WAIVER OF VENUE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT EACH MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)

SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 8.16    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Lender and its Affiliates may be engaged, for its own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that they may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.18    Patriot Act. Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a written request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws.

Section 8.19    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 8.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States.

(b)	As used in this Section 8.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signatures are on the following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER: NEXPOINT REAL ESTATE FINANCE, INC.

By:	/s/ Paul Richards
Name: Paul Richards Title: Chief Financial Officer, Executive VP-Finance, Assistant Secretary and Treasurer

[Signature Page to Loan Agreement]

LENDER: MIZUHO CAPITAL MARKETS LLC

By:	/s/ Mirza Kafedzic
Name: Mirza Kafedzic Title: Managing Director

[Signature Page to Loan Agreement]

SCHEDULE 4.15

I.	Place of Business or Chief Executive Office

300 Crescent Court, Suite 700, Dallas, TX 75201

II.	Books and Records of the Loan Parties

300 Crescent Court, Suite 700, Dallas, TX 75201

SCHEDULE 8.02

Lending Office, Address for Notices

[Intentionally Omitted.]

SCHEDULE 8.07

Disqualified Institutions

[Intentionally Omitted.]